NEWS RELEASE Provident Financial Services, Inc. and Provident Bank Appoint Michael E. Regan to the Boards of Directors ISELIN, NEW JERSEY (August 4, 2026) – Provident Financial Services, Inc. (NYSE: PFS) (the "Company") announced today that Michael E. Regan has been appointed to the boards of directors of the Company and its wholly owned subsidiary, Provident Bank, effective July 30, 2026. Mr. Regan is a seasoned financial regulatory executive with more than 35 years of experience overseeing the safety, soundness, governance, and risk management practices of community, regional, and complex financial institutions. During his distinguished career with the Federal Deposit Insurance Corporation (FDIC), he advised boards of directors and executive leadership teams on corporate governance, enterprise risk management, capital adequacy, liquidity oversight, and regulatory compliance. As a Senior Bank Examiner with the FDIC, Mr. Regan led complex safety and soundness examinations for financial institutions ranging in size from $100 million to more than $100 billion in assets. He regularly presented examination findings and strategic recommendations to board audit and risk committees, providing independent assessments of credit risk, operational resilience, cybersecurity preparedness, internal controls, and executive oversight. Throughout his career, he also supervised multidisciplinary examination teams, reviewed merger and acquisition applications, and advised on governance practices, succession planning, and executive compensation risk alignment. "We are pleased to welcome Mike to the boards of Provident Financial Services and Provident Bank," said Christopher Martin, Executive Chairman. "Mike brings exceptional regulatory expertise and a distinguished career dedicated to helping financial institutions strengthen governance, manage risk, and operate safely and soundly. His experience advising boards of directors and executive leadership teams across institutions of all sizes will provide valuable perspective as we continue to execute our strategic priorities, uphold strong corporate governance, and create long-term value for our shareholders. We look forward to benefiting from his insight and counsel."

"I am honored to join the boards of Provident Financial Services and Provident Bank," said Mr. Regan. "Throughout my career, I have appreciated the important role strong governance, prudent risk management, and a customer-focused culture play in building successful financial institutions. Provident has earned an outstanding reputation in each of these areas, and I look forward to working with Chris, my fellow directors, and Tony and the executive leadership team to help support the Company's continued growth and long-term success." Mr. Regan holds a Bachelor of Science in Finance from Rider University. Throughout his career, he has been recognized for providing independent oversight and strategic guidance on enterprise risk management, regulatory relations, governance effectiveness, and sustainable institutional performance. ### About the Company Provident Financial Services, Inc. is the holding company for Provident Bank, a community- oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc. Media Contact: Keith Buscio Director of Public Relations & Communications Keith.Buscio@provident.bank